Multiband Announces Record Second Quarter Results
Thursday August 14, 9:00 am ET

Company Reports Net Income ; Operating Income Improves by $2.2 Million

MINNEAPOLIS--(BUSINESS WIRE)--Multiband Corporation, (NASDAQ: MBND), the nation’s largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units, announced today record 2008 second quarter financial results for the period ended June 30, 2008. The Company recorded revenues of $10,805,707, an increase of 175.5% compared to $3,921,726 for the quarter ended June 30, 2007. Revenues increased as a result of organic growth and the acquisition of Michigan MicroTech, Inc. (MMT), offset by a decline in subscribers as a result of previous subscription sales. Income from Operations was $964,920 compared to a Loss from Operations of $(1,253,006) in the year-earlier period. The Company generated net income of $56,441, compared to a net loss of $(1,279,979) in the second quarter of 2007.

EBITDA, a non-GAAP measure, was $1,656,699 for the 2008 second quarter, an improvement of over $1.49 million compared to the 2007 second quarter. EBITDA for the 2008 first quarter was $253,428. The Company reported a net loss to common stockholders of $(47,221), or $0.00 per share, compared to a net loss to common stockholders of $(1,400,453), or $(0.20) per share in the year earlier period. The net income to common stockholders includes primarily non-cash dividend expense on preferred stock of $103,662 and $120,474 for the 2008 and 2007 second quarters respectfully.

Selling, general and administrative expenses were $2,560,755 or 23.7% of revenue, compared to $2,308,426 in the prior year’s quarter, or 58.8% of revenue for the similar period a year ago. Depreciation and amortization for the 2008 second quarter was $879,055 compared to $995,068 in the year ago period.

“We are pleased to report strong operating results in a challenging environment,” said James L. Mandel, CEO of Multiband. “These results reflect the integration of MMT and the synergies between the companies that have resulted in revenue growth and improved margins, while reducing operating expenses. We expect our business momentum to continue throughout the year, and to create further synergies.”

Revenues for the six month period ended June 30, 2008 increased 98.9% to $16,519,936 from $8,306,681 for the same period in 2007. This overall increase in revenues is primarily due to organic growth and the purchase of MMT in March 2008, Revenue was adversely impacted by the sale of approximately 13,000 subscribers which occurred throughout the first six months of 2007 in efforts to strategically sell unprofitable owned assets.

EBITDA, a non-GAAP measure, was over $1.91 million for the first six months of 2008, an improvement of nearly $1.6 million compared to the first six months of fiscal 2007. Income from operations was $207,915 during the first six months of 2008, compared to a loss of $(2,485,051) during the first half of 2007. Net loss was $(807,957) for the first six months of 2008, compared to $(2,642,374) in the same period in 2007. Net loss attributable to common stockholders, including preferred stock dividends of $3,984,682, was $(4,792,639) or $(0.53) per share, compared to a net loss, including preferred stock dividends of $360,401, of $(3,002,775) in the same period one year earlier.

In May, 2008 Multiband announced today that it had entered into a Letter of Intent to acquire a 51% interest in DirecTech Southwest (“Southwest”), a wholly-owned subsidiary of DirecTECH Holding Co (“DirecTECH”). Under the terms of the transaction, Multiband would acquire a controlling interest in Southwest for $7.65 million, comprised of 1.9 million shares of Multiband valued at $2.50 per share, and the issuance of a $2.95 million five-year note. Upon completion of the transaction, scheduled for 2008, Multiband will consolidate the operating results of Southwest. Southwest had unaudited 2007 results of $67 million in revenue and was profitable.

Based in Louisiana with additional operations in Texas, Southwest provides installation services for DIRECTV in those areas. The Company has approximately 1,000 employees. and is one of the largest subsidiaries of DirecTECH. Multiband previously acquired a 51% interest in Michigan Microtech, formerly a wholly owned subsidiary of DirecTECH.

Conference Call

The Company will hold a conference call today to discuss the results. The conference call will take place at 10:30 a.m. eastern time. Interested parties should dial (866) 871-4317 and use passcode 1272606. There will be a playback available as well. To listen to the playback, please call (866) 837-8032 and use the same passcode.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company’s investor relations web site (www.multiband.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.

About Multiband

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

MULTIBAND CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended

	June 30, 2008 (unaudited)	June 30, 2007 (unaudited)	June 30, 2008 (unaudited)	June 30, 2007 (unaudited)

REVENUES	$10,805,707	$3,921,726	$16,519,936	$8,306,681

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	6,393,571	1,871,238	10,213,769	4,049,284
Selling, general and administrative	2,560,755	2,308,426	4,416,038	4,697,682
Depreciation and amortization	879,055	995,068	1,616,762	2,044,766
Impairment of assets	7,406	-	65,452	-

Total costs and expenses	9,840,787	5,174,732	16,312,021	10,791,732

INCOME (LOSS) FROM OPERATIONS	964,920	(1,253,006)	207,915	(2,485,051)
OTHER EXPENSE
Interest expense	(113,000)	(168,010)	(213,659)	(321,417)
Other income	32,407	141,037	72,590	164,094
Total other expense	(80,593)	(26,973)	(141,069)	(157,323)

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST IN SUBSIDIARY	884,327	(1,279,979)	66,846	(2,642,374)

PROVISION FOR INCOME TAXES	434,300	-	462,800	-

MINORITY INTEREST IN NET INCOME OF SUBSIDIARY	393,586	-	412,003	-

NET INCOME (LOSS)	56,441	(1,279,979)	(807,957)	(2,642,374)

Non-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company’s investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company’s non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company’s EBITDA to our consolidated net loss as computed under GAAP.

June 30, 2008

	Three Months Ended
	June 30,	June 30,
	2008	2007
Selected Data	(unaudited)	(unaudited)

Revenues	$10,805,707	$3,921,726
EBITDA (not including discontinued operations)	$1,656,699	$161,090
Net Interest Expense (Cash and non-cash)	(113,000)	(168,010)
Depreciation & Amortization/Impairment	(886,461)	(995,068)
(Gains/Losses,Taxes and Other Non Cash Expense associated with Stock Issuance and Provisions for doubtful accounts and inventory reserves	(165,548)	(277,991)
Federal, State, and Local Income and Excise Taxes
	(949)
Michigan Microtech Taxes	(434,300)
Net Gain (Loss)	$56,441	$(1,279,979)

Contact:
CEOcast, Inc. for Multiband
Gary Nash, 212-732-4300